LIMITED LIABILITY COMPANY



                                    AGREEMENT



                                       OF


                               THE TETON CLUB, LLC

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                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I         ORGANIZATION OF THE COMPANY.....................................................................1
         1.1      Formation.......................................................................................1
         1.2      Name............................................................................................1
         1.3      Continuation and Term...........................................................................1
         1.4      Purpose.........................................................................................1
         1.5      Offices.........................................................................................1

ARTICLE II        DEFINITIONS.....................................................................................2

ARTICLE III       MANAGEMENT AND OPERATION OF THE PROJECT
                  AND THE COMPANY.................................................................................7
         3.1      Responsibilities and Duties of RRI under the Development Plan...................................7
         3.2      Management of the Project.......................................................................8
         3.3      Matters Requiring Approval of the Members......................................................11
         3.4      Duties on Sale.................................................................................13
         3.5      Reliance by Third Parties......................................................................13
         3.6      Compensation and Reimbursement of Members......................................................13
         3.7      Outside Activities; Conflicts..................................................................14
         3.8      Contracts with Members, Affiliates and Third Parties...........................................14
         3.9      Management Fee.................................................................................14
         3.10     Indemnification................................................................................15
         3.11     Other Matters..................................................................................16

ARTICLE IV        MEMBERSHIP INTERESTS, CAPITAL CONTRIBUTIONS,
                  DEFICIT LOANS AND OTHER OBLIGATIONS............................................................16
         4.1      Membership Interests...........................................................................16
         4.2      Capital Contributions..........................................................................16
         4.3      Capital Accounts...............................................................................18
         4.4      Interest.......................................................................................18
         4.5      No Withdrawal of Capital.......................................................................18

ARTICLE V         OTHER OBLIGATIONS OF THE MEMBERS...............................................................18
         5.1      Obligations of JHSC............................................................................18
         5.2      Obligations of RRI.............................................................................19
         5.3      Ownership of Intervals.........................................................................20

ARTICLE VI        DEVELOPER'S FEE................................................................................20

ARTICLE VII  DISTRIBUTIONS AND ALLOCATIONS.......................................................................20
         7.1      Income and Loss................................................................................20
         7.2      Tax Allocations................................................................................22

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         7.3      Distribution of Net Cash Flow..................................................................23

ARTICLE VIII  EVENTS OF DEFAULT AND REMEDIES.....................................................................24
         8.1      Events of Default..............................................................................24
         8.2      Remedies.......................................................................................24
         8.3      Equitable Remedies.............................................................................24

ARTICLE IX        BOOKS, RECORDS AND ACCOUNTING..................................................................25
         9.1      Records and Accounting.........................................................................25
         9.2      Fiscal Year....................................................................................25

ARTICLE X         TAX MATTERS....................................................................................25
         10.1     Preparation of Tax Returns.....................................................................25
         10.2     Tax Elections..................................................................................25
         10.3     Tax Matters Partner............................................................................25
         10.4     Organizational Expenses........................................................................26
         10.5     Taxation as a Partnership......................................................................27

ARTICLE XI        TRANSFER OF INTERESTS..........................................................................27
         11.1     Transfer.......................................................................................27
         11.2     Transfer to Affiliate..........................................................................27
         11.3     Restrictions on Other Transfers................................................................27
         11.4     Right of First Refusal to Purchase Membership Interest.........................................27

ARTICLE XII  PURCHASE RIGHTS OF PARTNERS.........................................................................28
         12.1     Permitted Sale of Project......................................................................28
         12.2     Closing........................................................................................29
         12.3     Project Failure................................................................................29
         12.4     Indemnification................................................................................29

ARTICLE XIII  ADMISSION AND WITHDRAWAL OF MEMBERS................................................................29
         13.1     Admission of Members...........................................................................29
         13.2     Admission of Transferee Affiliate as Successor Member..........................................30
         13.3     Withdrawal of Members..........................................................................30
         13.4     Amendment of this Agreement....................................................................30

ARTICLE XIV  DISSOLUTION AND LIQUIDATION.........................................................................30
         14.1     Dissolution....................................................................................30
         14.2     Bankruptcy.....................................................................................31
         14.3     Liquidation....................................................................................31
         14.4     No Distribution in Kind........................................................................32
         14.5     Termination of Company.........................................................................32
         14.6     Return of Capital..............................................................................32

ARTICLE XV  AMENDMENT OF THIS AGREEMENT..........................................................................32


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ARTICLE XVI  GENERAL PROVISIONS..................................................................................32
         16.1     Addresses and Notices..........................................................................32
         16.2     Titles and Captions............................................................................33
         16.3     Pronouns and Plurals...........................................................................34
         16.4     Construction of Term "Includes.................................................................34
         16.5     Exhibits.......................................................................................34
         16.6     Further Action.................................................................................34
         16.7     Binding Effect.................................................................................34
         16.8     Integration....................................................................................34
         16.9     Creditors......................................................................................34
         16.10    Waiver.........................................................................................34
         16.11    Counterparts...................................................................................34
         16.12    Applicable Law.................................................................................34
         16.13    Invalidity of Provisions.......................................................................34
         16.14    Nature of Company Interest.....................................................................35
         16.15    Waiver of Partition............................................................................35


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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               THE TETON CLUB, LLC


     This Limited Liability Company Agreement of The Teton Club, LLC is made and entered into by and between Raintree Resorts International, Inc., a Nevada corporation ("RRI") and JHSC Properties, Inc., a Wyoming corporation and a wholly owned subsidiary of Jackson Hole Ski Corporation ("JHSC"), as the initial Members and any additional Persons who become Members of the Company in accordance with the provisions hereof. In consideration of the covenants, conditions and agreements contained herein, the Members hereby agree as follows:

                                    ARTICLE I

                           ORGANIZATION OF THE COMPANY

     I.1 Formation. The Company is a limited liability company organized under the provisions of the Delaware Act. The Certificate has been filed with the Secretary of State of the State of Delaware. The parties to this Agreement are Members of the Company. The Company will be managed by its Members and no Member shall be deemed to be a "manager" as such term is defined under the Delaware Act.

     I.2 Name. The name of the Company is, and the business of the Company shall be conducted under the name of "The Teton Club, LLC" The name of the Company may be changed from time to time by amendment of the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

     I.3 Continuation and Term. The Company was formed upon the filing with the Secretary of State of the State of Delaware of the Certificate for the Company. The Company shall continue in existence until the close of the Company's business on December 31, 2049, or until the earlier termination of the Company pursuant to the provisions of this Agreement.

     I.4 Purpose. The Company shall develop and operate the Project on the Land and sell Fractional Ownership Intervals in accordance with the Development Plan and take such other actions as the Members determine may be necessary to complete the Project. The Company may engage in any other lawful business permitted under the Delaware Act.


     I.5 Offices. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Members may designate in the manner provided by Law. The principal office of the Company shall be at 10000 Memorial Drive, Suite 480, Houston, Texas 77024 or such other

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place as the Members may designate,  which need not be in the State of Delaware.
The Company may have such other offices as the Members may designate.

                                   ARTICLE II

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below. A defined term has its defined meaning throughout this Agreement and in each exhibit, attachment and schedule attached to this Agreement regardless of whether it appears before or after the place where it is defined.

     "Accepting Member" is defined in Section 12.1.

     "Affiliate" means (a) when used with reference to any partnership, any partnership in which a Member directly or indirectly owns or controls more than 50% of either the capital or profit interests of such partnership, (b) when used with reference to any corporation or other entity, any corporation or other entity of which a Member, directly or indirectly, owns or controls more than 50% of the outstanding voting rights of such corporation or other entity or is a director, officer or employee of such corporation or other entity and (c) when used with reference to any individual, any person that is a lineal descendant or spouse of such individual or is a lineal descendant of such spouse or is a ward, guardian, employer or employee of such individual or such spouse or is a trust or estate in which such individual owns a more than 50% beneficial interest or of which such individual serves as trustee, executor or in any similar capacity. In addition, the term "Affiliate,"when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management decisions and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controls" shall have meanings correlative to the foregoing.

     "Agreement" means this Limited Liability Company Agreement, as it may be amended or restated from time to time.

     "Allocation Regulations" means Treas. Reg. SS1.704-1(b) et seq. as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

     "Approve,""approved,""approval" or "approved by the Members or the Company" means to approve or to have been approved expressly in writing by all Members, which writing may include the duly adopted minutes of any meeting of the Members, including action taken by unanimous consent without a meeting.

     "Assignee" is defined in Section 11.3.

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          "Business Day" means any day, excluding Saturdays and Sundays, that is not a federal holiday.

          "Capital Account" means the capital account maintained for a Member pursuant to Section 6.3 hereof.

          "Capital Contribution" means the cash or other property contributed to the Company pursuant to Section 4.2 hereof.

          "Certificate" means the Certificate of Formation of the Company, as amended.

          "Closing Date" means the date on which the Loan is first funded.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor to such statute.

          "Company" means The Teton Club, LLC.

          "Defaulting Member" is defined in Section 8.1.

          "Delaware Act" means the Delaware Limited Liability Company Act, as amended.

          "Development Plan" means the plan of development of a multi-story building on the Land, substantially in the form attached hereto as Exhibit A, which includes (i) design plans for the Project, (ii) a development budget for the construction phase of the Project allocated by specified categories, (iii) annual operating budgets for the Project following completion of construction allocated by specified categories and (iv) a marketing plan for the marketing and sale of Fractional Ownership Intervals within the Project, as the same may be revised from time to time. The Development Plan will be considered complete upon the sale of the last Fractional Ownership Interval originally owned by the Company.

          "Effective Date" means November 3, 1998.

          "Election Notice" is defined in Section 11.4.

          "Event of Default" is defined in Section 8.1.

          "Final Valuation" is defined in Section 4.2(b)(ii).

          "Fractional Ownership Interval" means the exclusive right to use a residential unit of at least 1,400 square feet, together with associated amenities, for a period of at least three weeks per year.

          "Immediate Family Member" means an individual and his or her spouse and their lineal descendants and the spouses of such lineal descendants.

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          "Land" means the tract of land containing  approximately  2.0 acres in
     Teton Village, Teton County, Wyoming, known as the "Site H-2,"as more specifically described on Exhibit B attached hereto, subject to matters of record and an easement to be reserved for ski tram use, operation and maintenance (including tree trimming) and for skiers to cross the Land from the ski tram easement, which will be determined by a survey within 90 days from the date hereof.

          "Lender" means the Person or Persons providing the Loan.

          "Liquidator" means the Person designated pursuant to Section 14.3 hereof.

          "Loan" means the construction loan referred to in Section 5.2, the proceeds of which will be used to fund the development of the Project.

          "Member" means RRI or JHSC and "Members" means RRI and JHSC.

          "Membership Interest" means the interest of a Member in the Company.

          "Net Agreed Value" means (a) in the case of any property contributed to the Company, the fair market value of such property reduced by any indebtedness either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member, the fair market value of such property at the time of such distribution reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

          "Net Cash Flow" means, for any period, the amount by which (i) Project Revenues plus (a) amounts taken out of Reserves (whether or not used to pay Operating Costs), (b) net loan proceeds and (c) Capital Contributions during such period, exceed (ii) Operating Costs, plus any amounts added to Reserves, during such period.

          "Net Income" means, for any taxable period, the excess, if any, of the Company's items of income and gain over the Company's items of loss and deduction for such taxable period, as such items are determined in accordance with Section 4.3 hereof.

          "Net Loss" means, for any taxable period, the excess, if any, of the Company's items of loss and deduction over the Company's items of income and gain for such taxable period, as such items are determined in accordance with Section 4.3 hereof.

          "Net Profit Interest" as of the date of this Agreement means (a) as to RRI, sixty percent (60%), and (b) as to JHSC, forty percent (40%).

          "Nonaccepting Member" is defined in Section 12.1.

          "Offering Member" is defined in Section 11.4.

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          "Operating  Costs" means all cash  expenditures by or on behalf of the
     Company  in  accordance  with  the  Development  Plan,   including  without
     duplication costs and expenses incurred in the operation of the Project, including, but not limited to, cost of sales, sales commissions, operating expenses (including management fees pursuant to Section 3.9) and payments of principal and of interest (including late charges or other penalties or fees not arising upon the failure to pay when due such principal and interest if funds were available to make such payments on a timely basis) made in satisfaction of all current debts and liabilities of the Company, including the Loan and any principal and/or interest owed to third parties related to the funding of pre-development costs, taxes (except taxes of a Member), insurance and maintenance and repairs.

          "Other Business Entity" is defined in Section 3.3(y).

          "Owners Association" is defined in Section 3.9.

          "Person" means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

          "Pre-Development Phase" means that period of time prior to the funding of the Loan and the start of construction of the Project, during which JHSC and RRI will work together on preliminary market analysis, coordination of the design and engineering of the Project, development of the architectural plans and specifications, establishment of sales and marketing programs, collateral, locations and personnel, establishment of theme store locations, and other due diligence and pre-development responsibilities as are necessary in order to develop the Project.

          "Project" means the development of the Land in accordance with the Development Plan.

          "Project Failure" is defined in Section 12.3.

          "Project Costs" means the total costs for developing and constructing the Project, including any offsite requirements for employee housing, utilities, roads, drainage and the like, except the cost or value of the Land, the cost of golf memberships and ski privileges and the amount of any financing fees and interest paid.

          "Project Offer" is defined in Section 12.1.

          "Project Offer Notice" is defined in Section 12.1.

          "Project Purchase Notice" is defined in Section 12.1.

          "Project Revenues" means all Company cash actually received from operations of the Company (including Project Sales Proceeds but excluding Capital Contributions and loan proceeds).

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          "Project Sales Proceeds"  means proceeds  received by the Company from sales of Fractional Ownership Intervals in the Project.

          "Projected Project Sales Proceeds" means, as of the date of determination thereof, actual Project Sales Proceeds accrued as of such date plus projected Project Sales Proceeds for all unsold Fractional
     Ownership Intervals in the Project, such determination being subject to approval by the Members.

          "Purchasing Member" is defined in Section 11.4.

          "Recapture Income" means any gain recognized by the Company (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or assets of the Company that is not capital gain because such gain represents the recapture of deductions previously taken for federal income tax purposes with respect to such property or assets.

          "Reserves" means funds retained out of gross receipts of the Company for working capital and repairs as established by RRI in accordance with a budget approved by the Members.

          "Retail Space" is defined in Section 5.1.

          "Right of Refusal Purchase Price" is defined in Section 12.1.

          "Transferee Affiliate" means (a) when used with reference to any partnership, any partnership in which a Member directly or indirectly owns or controls more than 50% of either the capital or profit interests of such partnership and (b) when used with reference to any corporation or other entity, any corporation or other entity of which a Member, directly or indirectly, owns or controls more than 50% of the outstanding voting rights of such entity. As used in the preceding sentence, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management decisions and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controls" shall have meanings correlative to the foregoing.

          "Valuation Termination Date" is defined in Section 4.2(b)(i).

          "Winding-Up" means the period during which the affairs of the Company are terminated and the liquidation and sale of the assets of the Company is accomplished, such process commencing when the Company is dissolved for any reason.

                                   ARTICLE III

                 MANAGEMENT AND OPERATION OF THE PROJECT AND THE
                                     COMPANY

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     III.1   Responsibilities  and Duties of RRI under the Development Plan. RRI shall manage and supervise the construction and completion of the Project, as well as any renovation, improvement, alteration or reconstruction project carried on by the Company with respect to the Project. Such services shall include taking bids and negotiating contracts with contractors, reviewing the
plans,   specifications   and  working   drawings  and  generally   supervising,
coordinating and managing the construction and completion of the Project. RRI shall carry out its duties in accordance with (i) the Development Plan, (ii) good real property development practices and (iii) in all material respects, all laws and in a diligent, good and workmanlike manner and shall use reasonable efforts to employ, engage and supervise qualified Persons to assist RRI in the construction and completion of the Project in accordance with the Development Plan. Without limiting the foregoing, RRI shall:

          (1) use all reasonable efforts to implement the Development Plan as the same may be amended or modified from time to time after review and approval by the Members using all reasonable efforts to ensure that the Development Plan calls for and the Land is developed and Fractional Ownership Intervals are marketed in compliance with all requirements of governmental authorities having jurisdiction of the Land;

          (2) prepare and present to the Members quarterly (or at more frequent intervals as a Member shall determine) any changes or amendments to the Development Plan recommended by a Member and implement any changes to the Development Plan as may be approved by the Members;

          (3) prepare reasonably detailed operating budgets for review and approval by the Members and, after approval thereof, implement the operating budgets; provided, however, in the event the Members fail to approve a proposed operating budget submitted by RRI, RRI shall be authorized to continue the payment of debt service on liabilities of the Company, payment of other contractual or legal obligations of the Company which have been duly authorized by the Members and maintenance of Company properties and assets under the previously approved operating budget until a new operating budget is approved by the Members. RRI may make a modification within the general parameter of categories within an operating budget, e.g., change one line item in a category to another line in the same category, provided such modification in no event exceeds ten percent (10%) of such line item as long as the aggregate changes for all line items does not exceed $10,000.00; provided, however, RRI may expend funds in excess of such limitation if such expenditure is necessary to pay any contractual or legal obligations of the Company which have been duly authorized by the Members. Any modification in excess of such limitation on the line item within a category shall require the consent of the Members unless authorized pursuant to the preceding sentence. For the avoidance of doubt, cost savings from one line item may not be utilized for another line item without the consent of the Members unless authorized in accordance with this subparagraph;

          (4) execute contracts, agreements, leases and other documents, by itself on behalf of the Company, as may be authorized in the Development Plan or approved by the Members;

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

          (5) employ or engage Persons to assist in the business of the Company, including design professionals and consultants, attorneys, accountants, real restate brokers and sales agents; provided that such employment or engagement is within the scope of the Development Plan or such retention and employment has been previously approved by the Members;

          (6) coordinate the work of the professionals and others throughout all phases of the Project from the commencement thereof, through marketing to the final completion;

          (7) bring to the notice of the Members without delay any substantial or material difficulties or problems relating to the development of the Project of which RRI becomes aware and which, in the reasonable opinion of RRI, are likely to cause delay or increase costs, including any item that might reasonably cause the Company to require additional funds in excess of those available to the Company;

          (8) verify and pay all costs incurred in connection with the Project, including all Operating Costs, and insure that these costs are in conformity with the Development Plan; and

          (9) coordinate the sales activities for the Project, involving offering for sale all available Fractional Ownership Intervals in the Project, in accordance with the Development Plan.

     III.2 Management of the Project. Subject to the terms and conditions of this Agreement, RRI shall be responsible for the day-to-day management, maintenance and operation of the Project following completion of the Development Plan, and is authorized to take such steps as are necessary and appropriate to preserve and maintain, and provide for services to, the Project. RRI shall carry out its duties in managing the Project in accordance with (i) customary and reasonable real property management practices and (ii) in all material respects, all laws and in a diligent, good and workmanlike manner and shall use reasonable efforts to employ, engage and supervise qualified Persons to assist RRI in the management of the Project. Without limiting the foregoing, RRI shall perform, or cause and supervise the performance of, the duties set forth and as limited below:

          (10) use of such  executive and  administrative  staff,  on a full- or
     part-time   basis,  as  may  be  reasonably   required  to  provide  proper
     supervision and management of the Project;

          (11) supervise the work of, and, subject to Section 3.3(j), hire and discharge, employees of the Project, using reasonable care in hiring and discharging such employees. Such employees shall include all employees reasonably necessary for the marketing, operation and maintenance of the Project in a professional manner. All such employees shall be employed by the Company, but may, if determined by RRI in its reasonable discretion, be employed by RRI, its Affiliates or a third party hired by RRI;

          (12) such ordinary maintenance and repairs to the Project as shall be required by law and as shall be necessary to maintain the Project in a professional manner. In connection with such maintenance, RRI is authorized to purchase such supplies and to make such service contracts as are necessary and appropriate therefor;

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          (13)  provide,  cause to be  provided,  or contract to have  provided, electricity, gas, water, telephone, cleaning, repairs, maintenance and other similar services, to the extent such services are necessary for the proper maintenance of the Project in a professional manner and otherwise in accordance with the terms of this Agreement or are required to be furnished by the Company under any agreement for the sale of a Fractional Ownership Interval in the Project; provided, however, that all such services rendered shall be provided in a professional manner;

          (14) prepare and file, or cause to be prepared and filed, when due, all reports relating to the Project required by law, and, in accordance with Section 10.1, federal, state and local tax returns required to be filed by or on behalf of the Company or any Member thereof;

          (15) notify the Members, promptly after RRI becomes aware of such occurrence, of any substantial damage to the Project or any material personal injury or substantial property damage suffered or claimed to have been suffered by any Person on or with respect to the Project, and about all summonses, subpoenas and other like legal documents relating to actual or alleged liability of the Company, RRI or Persons employed by RRI (to the extent the same affect or are applicable to the Project, the Company or the performance or nonperformance by RRI or such other Persons of their obligations relating to the Company or the Project) or the Project, together with its recommendations with respect thereto;

          (16) notify the Members promptly of any information received with respect to any proposed zoning changes, condemnation proceedings, environmental actions or laws, requests for easements or sales proposals and such other matters as shall require the notification or consent of the Members pursuant to this Agreement;

          (17)  promptly  collect  all  monies  due from  owners  of  Fractional
     Ownership Intervals in the Project (including but not limited to dues, maintenance and management fees) and any sums otherwise due to the Company with respect to the Project by requesting, demanding (verbally or in writing, as RRI deems appropriate), collecting, receiving and receipting for all such charges and instituting legal proceedings in the name of the Company at law or in equity and at the expense of, or as an expense reimbursable by, the Company in the collection thereof and for the eviction of owners of Fractional Ownership Intervals in the Project and other persons from the Project. All monies received for or on behalf of the Company shall be and remain in the property of the Company and shall be deposited in demand deposit accounts to be established by RRI, one or more of which shall be deemed to be an operating account;

          (18) pay promptly when due, and in any event before the date on which interest and/or any penalty becomes payable with respect thereto, all taxes on the Project; provided, however, that, to the extent holders of deeds of trust or mortgages on the Project require the deposit by the Company of monies with such holders so as to permit such holders to pay taxes on behalf of the Company, the obligation hereunder shall be to pay, when due, the required sum to such holder or holders in respect of such taxes;

          (19) make all necessary disbursements for payment of debt service in connection with the Loan;

          (20) use reasonable efforts to cause to be fulfilled, performed and observed the Company's obligations under the Loan;

          (21) maintain at the principal office of the Company, in accordance with the provisions hereof, accurate and complete books and records in respect of the Project, including cash receipt and disbursement journals reflecting all sales of Fractional Ownership Intervals in the Project, maintenance fees and dues paid by owners of Fractional Ownership Intervals in the Project and other income received, all costs and expenses incurred with respect to the Project, all bills received and paid and any and all other disbursements made with respect to the Project. The original copies, if available, or photocopies of all notices, requests or other communications or documents received with respect to the Project shall be retained. Such records shall be maintained on a current basis and shall be available for examination by any Member at any time during normal business hours for a minimum period of four (4) years. All records maintained in connection with the Project shall be the property of the Company;

          (22) coordinate the performance of the Company's obligations under any agreement for the sale of a Fractional Ownership Interval in the Project and enforce such owner's obligations thereunder; and

          (23) obtain and maintain all insurance relating to the Project.

          JHSC shall have no duties or obligations with respect to the day-to-day management of the Company, except as provided in this Agreement or the Development Plan. RRI may only be removed from its position as the Member responsible for day-to-day operating decisions relating to the Project (i) upon a finding, pursuant to the process set forth in
     Section 8.2 hereof, that RRI has been grossly negligent in the performance of, or has willfully neglected its duties under, this Agreement, (ii) if RRI is in default under this Agreement beyond the applicable cure period
     (if any),  except where such default  would not be  considered  material or
     (iii) RRI ceases to be a Member. RRI may not delegate any of its responsibilities, rights or powers under this Agreement except as otherwise expressly provided herein.

     III.3 Matters Requiring Approval of the Members. Notwithstanding the provisions of Sections 3.1 and 3.2, the following acts or powers of the Company shall be exercised only with the unanimous consent of all the Members:

          (24) granting any lien or other encumbrance on the Land, the Project or other assets of the Company material to the operation of the business of the Company or the development, construction or management of the Project or agreeing to sell the Project in its entirety;

          (25) agreeing to pay any fee to any Member or any Affiliate of any Member, except as described in any agreement approved by all Members;

          (26) admitting any additional Member or substituting a Person as a Member, except as otherwise permitted in this Agreement;

          (27) selling the Project, distributing the Project in kind or leasing any portion of the Project or Land other than as provided for in the Development Plan;

          (28) selection or discharge of the architect or general contractor for the Project, approving architectural plans and specifications related to the design and construction of the Project, approving the contractors who will perform material portions of the construction of the Project and approving the contracts of the architects and contractors;

          (29) requesting any change in the zoning of the Land;

          (30) changing the principal use of the Land in any material respect;

          (31) resolving any disputes concerning boundaries of the Property and the rights of adjoining owners;

          (32) amending the Development Plan;

          (33) approving key personnel for accounting, management, construction, marketing and sales positions with the Company, including a project director and a hospitality director;

          (34) approving all advertising materials for the Project, including sales and marketing brochures and any materials containing the name and/or logo of "Jackson Hole."

          (35) causing the Company to make payments or reimbursements directly or indirectly to any Member for the purchase of goods or performance of services or for any other purpose or permitting or causing the Company to enter into a contract with or to make any loan to any Member or any Affiliate of a Member, except as otherwise explicitly provided herein;

          (36) permitting any Member to receive any third-party rebate or give-up or permit any third party to participate in any reciprocal business arrangements with any Member which would have the effect of increasing the aggregate amounts otherwise permitted to be paid or reimbursed to any Member;

          (37) except as otherwise expressly permitted hereby, causing the Company to invest in any program, partnership, joint venture or any other transaction or arrangement in which any Member has a direct or indirect material beneficial interest;

          (38) permitting the Company to operate in such manner as to be classified as an "investment company" for purposes of the Investment Company Act of 1940, as amended;

          (39) extending the term of the Company;

          (40) doing any act in contravention of this Agreement or which would make it impossible to carry on the business of the Company;

          (41) confessing a judgment against the Company in connection with any threatened or pending legal action;

          (42) causing the Company to incur, refinance, renew or extend any material indebtedness, including the Loan;

          (43) approving, except to the extent the actual terms of the Loan are approved in the Development Plan, the Loan, the provisions of the Loan and all Loan documents; provided, however, that neither Member shall unreasonably withhold such approval;

          (44) signing any material amendment to, or waiving any material condition of, any contract relating to the sale of the Project;

          (45) distributing or using the proceeds from the sale of the Project in any manner not consistent with Article VII hereof;

          (46) acquiring property or making capital improvements not approved in the Development Plan;

          (47) amending the Certificate;

          (48) merging or consolidating the Company with any corporation, business trust or association, real estate investment trust, common-law trust, or any other incorporated or unincorporated business entity (an "Other Business Entity");

          (49) converting to an Other Business Entity; or

          (50) amending this Agreement.

     III.4 Duties on Sale. Upon a determination by the Members to sell the Project, RRI shall use all reasonable efforts to find a purchaser on the terms required and/or approved by the Members. Such services shall include offering the Project for sale, preparing and negotiating all contracts or agreements relating thereto and generally coordinating all matters in connection with the sale, provided that the contracts and agreements shall be subject to final approval by JHSC.

     III.5 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, no Person acting in good faith, including any purchaser of property from the Company or any other Person dealing with the Company, shall be required to look to the application of proceeds hereunder or to verify any representation by RRI as to the extent of the interest in the assets of the Company that RRI is entitled to encumber, sell or otherwise use. Any such lender or purchaser shall be entitled to rely exclusively on the representations of RRI as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with RRI as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with RRI or its representative with respect to any business or property of the Company be obligated to ascertain that the terms hereof have been complied with, or to inquire into the necessity or expedience of any act or action of RRI or its representative. Each contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by RRI or its representative with respect to any business or property of the Company shall be conclusive evidence in favor of any and every Person relying in good faith thereon or claiming thereunder that (a) at the time of the execution and delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company and (c) RRI or its representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Company. Nothing contained in this section shall reduce, alter or affect RRI's duties and obligations under this Agreement to the Company or any Member.

     III.6   Compensation and Reimbursement of Members.

          (51) Compensation. A Member shall not be entitled to receive any compensation for serving as a Member except as otherwise set forth herein.

          (52) Reimbursements. Each Member shall be reimbursed for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it on behalf of the Company to the extent such expenses, disbursements or advances are consistent with the approved budgets of the Project contained in the Development Plan. The Company shall not reimburse any Member for costs incurred by such Member in connection with the negotiation and preparation of this Agreement.

     III.7   Outside Activities; Conflicts.

          RRI, JHSC, any Affiliate of either of them and any director, officer, partner or employee of a Member or any Affiliate of either of them shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company, for their own account and for the account of others without having or incurring any obligation to offer any interest in such businesses or activities to the Company or any Member. Notwithstanding the foregoing, until the earlier of
     (i) two years from the date of this Agreement and (ii) such time as seventy-five percent (75%) of the Fractional Ownership Intervals in the Project have been sold, the Members hereby agree that they will not undertake in Teton Village, Wyoming, by any other means, to develop other real estate projects where the properties being sold are comprised principally of fractional ownership interests that entitle the purchaser to the exclusive right to use a residential unit containing at least 1,400 square feet for a period of at least three weeks per year, it being understood that the foregoing provision shall not restrict the development and sale by JHSC or RRI of Fractional Ownership Intervals of less than three weeks, apartments or condominiums. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any such Person.

     III.8   Contracts with Members, Affiliates and Third Parties.

          (53) Unless approved by the Members pursuant to Section 3.3, a Member may not itself, nor may an Affiliate of a Member, enter into an agreement to render services to the Company. Any such services rendered shall be on the terms that are fair and reasonable to the other Member and that are comparable to terms that would be charged by third parties.

          (54) Unless specifically approved pursuant to Section 3.3, a Member or any Affiliate thereof shall not sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, except pursuant to a transaction the terms of which are fair and reasonable to the Company and comparable to terms that would be charged by third parties.

          (55) RRI may employ or contract with an unrelated third party or an Affiliate of RRI or JHSC (subject to Section 3.8(a)) to perform any or all of the services required to be performed by RRI pursuant to this
     Article III. Any fees payable to such Person to perform the services described in this Section shall be payable by the Company.


     III.9 Management Fee. As compensation for RRI's project management services described above, RRI shall receive a fee equal to a 15% of the dues paid by owners of Fractional Ownership Intervals in the Project to the owners association for the Project (the "Owners Association"). RRI shall contract with JHSC or its Affiliates to provide certain of such property management services (as determined by RRI) for which JHSC (or such Affiliate) will be compensated at the market rate received by third parties for providing similar project management services in Teton County, Wyoming. Any expenses which are incurred by RRI in performing the services described in this Article III shall be paid by the Company or, if paid by RRI, reimbursed by the Company; provided, however, that in no event shall RRI be reimbursed for any expenses for which third parties providing project management services are not being reimbursed under the terms of standard project management services agreements being entered into in Teton County, Wyoming.

     III.10   Indemnification.

          (56) A Member shall not be liable to the Company or any other Member for any act or omission performed in good faith and in accordance in all material respects with the provisions of this Agreement based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Member's conduct shall not have constituted gross negligence or willful neglect or misconduct.

          (57) To the fullest extent permitted by law, each Member (for all purposes of this Section 3.10(b) and Section 3.10(c), the term "Member" shall include the officers, directors, employees, agents and stockholders of a Member) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, "Losses') arising from any and all claims (including attorneys' fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which it may be involved, as a party or otherwise, by reason of the management of the affairs of the Company performed in good faith and in accordance in all material respects with the provisions of this Agreement, whether or not it continued to be a Member or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred;
     provided that the Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful neglect or misconduct of such Member. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful neglect or misconduct of the Member or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify a Member who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Member is or was an agent of the Company, against any Losses incurred by such Member in connection with the defense or settlement of such action; provided that no Member shall be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful neglect or misconduct of such Member or a material breach of this Agreement by such Member. The Company may advance the Member any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Member on behalf of the Company; and (ii) the Member provides a written undertaking to repay to the Company the amounts of such advances in the event that the Member is determined to be not entitled to indemnification hereunder.

          (58) The indemnification provided by paragraph (b) of this section shall not be deemed to be exclusive of any other rights to which a Member may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall continue as to a Member who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of the Member.

          (59) Any indemnification pursuant to this Section 3.10 will be payable only from the assets of the Company.

     III.11 Other Matters. Subject to the duties prescribed in Sections 3.1 and 3.2, whenever in this Agreement or any other agreement contemplated herein a Member is permitted or required to make a decision in its "good faith" or under another express standard, such Member shall be subject to only such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein.

                                   ARTICLE IV

                  MEMBERSHIP INTERESTS, CAPITAL CONTRIBUTIONS,
                       DEFICIT LOANS AND OTHER OBLIGATIONS

     IV.1 Membership Interests. The Membership Interests of the Company shall initially be of one class, which shall be referred to herein as Membership Interests. Except as may otherwise be required by law, no Membership Interest shall have any preferences or relative, participating, optional or special rights, other than those specifically set forth herein (as such may be amended from time to time).

     IV.2 Capital Contributions. The Members shall contribute to the Company, in exchange for their respective Membership Interests, the following amounts:

          (60) RRI. RRI shall be responsible for the first One Million Dollars ($1,000,000) in cash of costs during the Pre-Development Phase. The amount of these costs actually paid by RRI in accordance with the Development Plan will serve as RRI's initial Capital Contribution.

          (61) JHSC.

               (1) As its initial Capital Contribution, JHSC shall contribute to the Company the Land. The parties agree that the Net Agreed Value of the Land at any date of determination for purposes of this Agreement is equal to 7.5% of Projected Project Sales Proceeds as of such date of determination.

               Further, the parties agree that the Net Agreed Value of JHSC's Capital Contribution shall be adjusted at the end of each calendar quarter of the Company to reflect any change in Projected Project Sales Proceeds during that quarter. Such adjustments shall be made each calendar quarter until such time as JHSC shall have received all distributions due it pursuant to Section 7.3(c) (the "Valuation Termination Date"). Any increase or decrease in Net Agreed Value shall affect the calculation of preferred returns pursuant to Section 7.3(c) only from the end of the last calendar quarter of the Company.

               (2) When the final Fractional Ownership Interval in the Project is sold, the Net Agreed Value of JHSC's Capital Contribution shall be adjusted to reflect the valuation of the Land at 7.5% of actual Project Sales Proceeds (the "Final Valuation"). If on the Valuation Termination Date, use of the Final Valuation at all relevant times would have resulted in an increase in the amount of preferred return to JHSC pursuant to Section 7.3(c), then any distribution to JHSC pursuant to Section 7.3(e) shall be increased by such amount. If on the Valuation Termination Date, use of the Final Valuation at all relevant times would have resulted in a decrease in the amount of preferred return to JHSC pursuant to Section 7.3(c), then any distribution to JHSC pursuant to Section 7.3(e) shall be decreased by such amount.

          (62) Additional Equity Contributions--Pre-Development Phase. In the event the Members agree that the Company, at any time during the Pre-Development Phase, requires funds in excess of RRI's initial Capital Contribution pursuant to Section 4.2(a), any such funds, together with any additional equity required by the Lender as a condition of the Loan, shall be funded in equal amounts by RRI and JHSC as additional Capital
     Contributions. To the extent an amount of permissible additional Capital Contributions is included in the Development Plan, the Members shall be deemed to have agreed to fund such amounts equally and no further agreement by the Members shall be required. RRI shall give notice of any such additional Capital Contribution to each Member, which notice shall specify in reasonable detail the purposes for which any such additional Capital Contributions are to be used. Each Member unconditionally agrees to make any such additional Capital Contribution on or following the 15th Business Day following the date on which such notice is mailed. The obligations of the Members to make additional Capital Contributions as provided herein shall not inure to the benefit of, or be enforceable by, any Person other than the Company and the other Member.


          (63) Other Additional Equity Contributions. In the event the Company, at any time after the Pre-Development Phase, requires funds in excess of the funds otherwise available to the Company (including Project Revenues, cash receipts from whatever source derived, all Reserves, Capital Contributions made by the Members and proceeds available to the Company pursuant to the Loan) to pay Operating Costs, then or reasonably anticipated thereafter to become due and owing within thirty (30) days, RRI shall be obligated to make additional Capital Contributions in such amounts as are, from time to time, required to permit the Company to pay such Operating Costs. The obligation of RRI to make additional Capital Contributions as provided herein shall not inure to the benefit of, or be enforceable by, any Person other than the Company and the other Member.
     JHSC may, but shall not be obligated to, make additional Capital Contributions to the Company on the same terms and conditions as shall apply to RRI.

     IV.3 Capital Accounts. The Company shall maintain for each Member a separate Capital Account. Such Capital Account shall be increased by (i) the cash amount or Net Agreed Value of all Capital Contributions made by such Member and (ii) all items of Company income and gain computed in accordance with this
Section 4.3 and allocated to such Member pursuant to Section 7.1 hereof. Such Capital Account shall be decreased by (x) the cash amount or Net Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to Sections 7.3(a), (c), (d) or (e), 14.3 or 14.4 and (y) all items of Company deduction and loss computed as provided in this Section 4.3 and allocated to such Member pursuant to Section 7.1 hereof. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose) subject to such adjustments or other methodologies as may be permitted or required by the Allocation Regulations as interpreted and applied by RRI, subject to the approval of JHSC. It is the intent of the Members that the Capital Accounts of the Members shall be maintained in accordance with and as provided in the Allocation Regulations.

     IV.4 Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

     IV.5 No Withdrawal of Capital. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Sections 7.3 and 7.4 hereof and Article XV.

                                    ARTICLE V

                        OTHER OBLIGATIONS OF THE MEMBERS


     V.1 Obligations of JHSC. JHSC will contribute to the Project, at a charge equal to $42,000 per each residential unit in the Project, two ski passes per each residential unit in the Project. The cost of the ski passes for each unit will be allocated among each Fractional Ownership Interval associated with such unit. Payment for the allocated cost of the ski passes will be due and payable to JHSC upon the closing of the sale of each Fractional Ownership Interval. In addition, the Owners Association will be charged an annual fee of $95,000 for each year, increased or decreased by a percentage equal to the annual percentage change, after 1999, in the price of a one-day ski lift pass in Teton Village, Wyoming, such fee to be allocated among the owners of Fractional Ownership Intervals. The ski passes are to be made available to the owner of record of each Fractional Ownership Interval and/or their Immediate Family Members while they are in residence within the Project. On an annual basis, the designated ski pass users will be identified by the owner of the Fractional Ownership Interval. These ski passes will not be transferable to anyone other than the owners of record of the Fractional Ownership Interval or their Immediate Family Members; provided, however, the interval use of ski passes will be transferred upon the transfer of the Fractional Ownership Interval to the new owner of record upon payment of a transfer fee of $1,000 to JHSC. The Company will administer and account for the ski pass distribution, which may be audited by JHSC. The ski passes will be valid for a period of the earlier of 40 years from the initial purchase date of a Fractional Ownership Interval from the Company or January 1, 2045.

          During the Pre-Development Phase of the Project, JHSC will cooperate with RRI to determine the available key off-site and on-site sales locations and theme store locations around Teton Village and the town of Jackson, Wyoming. If the preferred locations are owned or controlled by JHSC, then JHSC agrees to rent such locations to the Company at reasonable market rates, on an as available basis, during the marketing phase of the Project or until January 1, 2001, the use of which (except with respect to the theme stores) shall be limited to the sale of Fractional Ownership Intervals.

          JHSC will make available to the Company all mailing lists and will allow for Project advertising in all JHSC corporate mailings. Any mailing lists will be the property of JHSC and cannot be used for any other purpose than marketing the Project. Such lists shall be maintained in confidence.

          Jackson Hole Realty shall be the primary offsite real estate company for purposes of selling Fractional Ownership Intervals in the Project in accordance with the terms of a written agreement approved by the Members.

          It is contemplated by the Members that as part of the Project, a retail space of approximately 2,000 square feet (the "Retail Space") will be built. It is agreed by the Members that this Retail Space will be built at the southeast end of the main Project building. The exact location, configuration and use of the Retail Space will be mutually determined by the Members, it being agreed that such use as a restaurant is hereby approved by the Members. JHSC shall have the right to purchase the Retail Space from the Company at a price equal to that portion of the cost of the Land that is proportionate to the Land value contribution made by JHSC. Additionally, JHSC will pay for the cost directly attributable to the construction and development of the Retail Space, as well as any additional Project Costs that are directly attributable to the Retail Space.

     V.2 Obligations of RRI. RRI will, upon completion of construction of the Project, place the Project in the Raintree Owners Club, which will allow the owners of Fractional Ownership Intervals in the Project exchange privileges with other Raintree Owners Club Resorts. Exchange privileges will be available and provided with respect to the existing Raintree Vacation Club properties in Mexico and Canada, which include the Club Regina and Whiskey Jack properties, as well as any other Raintree Vacation Club projects owned, acquired or developed in the United States, Canada or Mexico.

          RRI will attempt to obtain a commitment to make the Loan by a target date of February 1, 1999; however, JHSC will participate in the Loan negotiations and must approve the terms of the Loan. To the extent the terms of the Loan are within the parameters set forth in the Development Plan and JHSC has participated in the Loan negotiations, JHSC shall be deemed to have agreed to the terms of the Loan and no further approval by JHSC shall be required. If approval by JHSC is required, such approval shall not be unreasonably withheld. If necessary and only to the extent necessary to procure the Loan on favorable terms, Raintree Resorts International, Inc. will provide a guarantee to the Lender in support of the Loan. If there is additional capital required by the Lender to be contributed to the Venture in excess of the initial Capital Contributions, then such additional capital will be contributed by RRI and JHSC on an equal basis in accordance with Section 4.2(c). Subject to any restrictions in the Loan, any Capital Contributions may be repaid with the proceeds of the Loan.

     V.3 Ownership of Intervals. Each Member shall be entitled to own one five-week "gold" level Fractional Ownership Interval at such costs, if any, as shall be agreed with the Owners Association.

                                   ARTICLE VI

                                 DEVELOPER'S FEE

          For services rendered in connection with the development of the Project, RRI and JHSC shall receive a Developer's Fee to be paid from the proceeds of the Loan in an amount equal to 4% and 1% of Project Costs, respectively. To the extent the proceeds of the Loan are not sufficient to complete the Project and pay all of the Developer's Fees, any remaining amounts due shall be paid pursuant to the provisions of Article VII hereof.

                                   ARTICLE VII

                          DISTRIBUTIONS AND ALLOCATIONS

     VII.1 Income and Loss. For purposes of maintaining the Capital Accounts and determining the rights of the Members among themselves, after giving effect to the special allocations set forth in Section 7.1(c), any remaining Net Income or Net Loss for any taxable year (or portion thereof) shall be allocated among the Members as follows:

          (64) Net Income. For each taxable year of the Company, Net Income shall be allocated:

               (1) First, to the Members in proportion to the aggregate distributions made pursuant to Section 7.3(a) in satisfaction of the preferred return contained therein until the aggregate Net Income allocated to the Members pursuant to this Section 7.1(a)(i) for the current and all previous taxable years is equal to the aggregate distributions made to the Members pursuant to Section 7.3(a) in satisfaction of the preferred return for the current and all previous taxable years;

               (2) Second, to the Members in proportion to the aggregate distributions made pursuant to Section 7.3(c) until the aggregate Net Income allocated to the Members pursuant to this Section 7.1(a)(ii) for the current and all previous taxable years is equal to the aggregate distributions made to the Members pursuant to Section 7.3(c) for the current and all previous taxable years, and

               (3) Thereafter 60% to RRI and 40% to JHSC.

          (65) Net Loss. For each taxable year of the Company, Net Loss shall be allocated 60% to RRI and 40% to JHSC.

          (66) Required Allocations. Prior to making any allocations provided above, the following required allocations shall be made:

               (1) Allocation Regulations. Items of Company income, gain, loss and deduction shall be allocated as necessary to cause the allocations provided in this Agreement to have economic effect or, with respect to nonrecourse deductions, to be deemed to be in accordance with the Members' interests in the Company, as provided in the Allocation Regulations. The allocations required pursuant to this Section 7.1(c)(i) are intended to constitute a "qualified income offset" and, if necessary, a "minimum gain chargeback" as such terms are defined in the Allocation Regulations.

               (2) Curative Allocation. The allocations set forth in Section 7.1(c)(i) (the "Required Allocations") are intended to comply with the Allocation Regulations. Notwithstanding any other provision of Section 7.1, other than the Required Allocations, the Required Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such items of Net Income, Net Loss and other items of income, gain, loss and deduction allocated to each Member pursuant to this Article VII, when taken together, shall be equal to the net amount of such items that would have been allocated to each such Member had the Required Allocations and the curative allocations provided in this Section 7.1(c)(ii) not otherwise been made.

               (3) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

          (67) Allocations upon Winding-Up. After giving effect to the special allocations set forth in Section 7.1(c), all items of Company income, gain, loss and deduction recognized by the Company during Winding-Up shall, before adjustment of the Capital Accounts of the Members to reflect distributions of amounts available for distribution pursuant to Section 14.3, be allocated among the Members in such a manner as to cause the balance in the Capital Account of each Member to be equal to the amount of cash such Member would be entitled to receive if all Company assets were sold for an amount of cash equal to their respective fair market values, all Company liabilities were satisfied to the extent required by their terms and all remaining Company cash was distributed to the Members in the order and priority set forth in Section 7.3.

     VII.2   Tax Allocations.

          (68) For federal income tax purposes, except as otherwise provided in this Section 7.2, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in accordance with the manner in which Net Income or Net Loss was allocated as provided in Section 7.1.

          (69) With respect to any property of the Company contributed or deemed contributed at a time when there is a variation between its fair market value and its tax basis, RRI shall make allocations of gain, loss, depreciation and cost recovery deductions attributable to such property pursuant to this Section 7.2(b) and to make any adjustments to Capital
     Accounts in any manner consistent with Treasury Regulation Section 1.704-3(c).

          (70) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided that such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Members recognizing gain on Company distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Company property resulting from any election under Section 754 of the Code.

          (71) If any Recapture Income results from the sale or other taxable disposition of a Company asset, the amount of any gain from such disposition allocated to or recognized by a Member or its successor in interest for federal income tax purposes pursuant to this Section 7.2 shall be deemed to be Recapture Income to the extent that such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income. (72) Each item of Company income, gain, loss and deduction attributable to a transferred Membership Interest shall, for federal income tax purposes, be determined on a monthly or other basis, as required or permitted by Section 706 of the Code and shall be allocated to the holder of such Membership Interest as of the close of business on the day preceding the first day of such month or other period; provided that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Company shall be allocated to the holder of the Membership Interest on the date of sale. RRI may revise, alter or otherwise modify such methods of determination and allocation as it deems necessary, to the extent permitted by Section 706 of the Code and regulations or rulings promulgated thereunder.

     VII.3 Distribution of Net Cash Flow. For each calendar quarter of the Company, the Company shall distribute to the Members any Net Cash Flow available at the end of such calendar quarter, not later than twenty (20) days after the end of each such quarter, in the following order of priority:

          (73) First, to the Members pari passu in proportion to the amounts funded as additional Capital Contributions pursuant to Section 4.2(d), plus preferred returns thereon at the rate of 12% per annum; then

          (74) Second, if any amount of the Developer's Fees remains unpaid from the proceeds of the Loan or pursuant to this Section 7.3(b), 80% to RRI and 20% to JHSC pari passu, until each Member's Developer's Fee has been paid in full, with such amounts treated as guaranteed payments pursuant to
     Section 707(c) of the Code; then

          (75) Third, in a proportion to be determined on the last day of such calendar quarter which will be determined by reference to the value of each Member's Capital Contribution on that date in accordance with Section 4.2, to JHSC and RRI pari passu, until cumulative preferred returns on each Member's Capital Contribution at the rate of 12% per annum have been distributed (taking into account the amounts of any preferred return which is distributed pursuant to Section 7.3(a)); then

          (76) Fourth, to JHSC and to RRI in proportion to the value of each Member's Capital Contribution determined on the last day of such calendar quarter in accordance with Section 4.2, until both parties have received an amount equal to the value of their Capital Contributions determined in accordance with Section 4.2, valued as of the date of such determination; then

          (77) Fifth, 60% to RRI and 40% to JHSC, such amounts being subject to adjustment pursuant to Section 4.2(b), pari passu.

                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES

     VIII.1 Events of Default. Any one or more of the following events shall constitute an "Event of Default" under this Agreement:

          (78) If a Member (a "Defaulting Member") shall fail to pay, perform or comply with any obligation imposed upon it under this Agreement; or

          (79) If a Member (also a "Defaulting Member") shall fail to pay, perform or comply with any material obligation imposed upon such Member (rather than the Company) by any agreement by which the Company or the Members (in their capacity as such) may be bound; and thereafter, the Defaulting Member shall fail to cure such failure to pay, perform or comply within thirty (30) calendar days after receiving written notice thereof from the other Member, or if such failure shall be curable, but of a nature requiring more than thirty (30) calendar days and less than ninety (90) calendar days to cure, the Defaulting Member shall fail to commence to cure such failure within such thirty (30) calendar day period or thereafter shall fail to continue to correct such failure with due diligence until the same has been corrected within ninety (90) calendar days.

     VIII.2 Remedies. No party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute arising under this Agreement before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request that the Association of Attorney Mediators (or a body serving a similar purpose) in Teton County, Wyoming, appoint a mediator certified by the appropriate governing body of Wyoming. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect. Only then may a party to this Agreement institute a proceeding in a court or with an administrative agency to resolve a dispute arising under this Agreement. The costs and expenses, including reasonable attorneys' fees, of the prevailing party in any dispute arising under this Agreement will be promptly paid by the other party or parties.

     VIII.3 Equitable Remedies. In the event of a breach or threatened breach of this Agreement by any Member, the remedy at law in favor of the other Member will be inadequate and such other Member, in addition to all other remedies which may be available to it, and notwithstanding Section 8.2, shall have the right of specific performance in the event of any breach of the Agreement or injunction in the event of any threatened breach of the Agreement by the other Member.

                                   ARTICLE IX

                          BOOKS, RECORDS AND ACCOUNTING

     IX.1 Records and Accounting. RRI shall keep or cause to be kept at the principal office of the Company such records, in addition to those otherwise required hereby, as are customary for a project such as the Project and for such a company. The books of account of the Company shall be maintained in accordance with the accrual method of accounting.

     IX.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.

                                    ARTICLE X

                                   TAX MATTERS

     X.1 Preparation of Tax Returns. RRI shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to the Members such tax information as it determines is reasonably required for federal and state income tax reporting purposes. On a timely basis, JHSC shall review and either approve or comment on all tax returns prior to their filing. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Company shall be the calendar year.

     X.2 Tax Elections. The Members shall determine whether to make or revoke any available election under the Code.

     X.3   Tax Matters Partner.


          (80) RRI  shall be the Tax  Matters  Partner  ("TMP")  as  defined  in
     Section 6231(a)(7) of the Code. If RRI shall cease to be a Member, then JHSC shall act as the Tax Matters Partner. Except as expressly authorized by this Agreement, the TMP shall not make any decision or take any action without the prior authorization of the other Members. The TMP shall cause each other Member to be treated as a "notice partner" within the meaning of
     Section 6231(a)(8) of the Code. The TMP shall notify each Member regarding, and each Member shall have the right to participate in, (i) any administrative proceeding relating to the determination of Company items at the Company level and (ii) any discussions with the Internal Revenue Service relating to any Company related tax matters. In addition, the TMP shall provide any Member which so requests with copies of correspondence, work papers, documents or such other relevant tax related information as such Member reasonably may request. The TMP shall from time to time upon request of any other Member confer, and cause the Company's accountants and tax attorneys to confer, with such other Member and its attorneys and accountants on any matters relating to a Company tax item, return or election.

          (81) The TMP shall not, except with the prior approval of the other Members, (i) initiate any action or proceeding or file any pleading, (ii) compromise or settle any issue, (iii) extend any statute of limitations, or
     (iv) take any action contemplated by Sections 6222 through 6232 of the Code or any other action which may be legally binding on any other Member or the Company.

          (82) No Member shall file, pursuant to Section 6227 of the Code, a request for administrative adjustment of Company items for any Company taxable year without first notifying all other Members. If all other Members agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If unanimous consent is not obtained within 30 days, or within the period required to timely file the request for administrative adjustment, if shorter, then any Member, including the TMP, may file a request for administrative adjustment on its own behalf.

          (83) Any Member intending to file a petition under Sections 6226, 6228, or other sections of the Code with respect to any tax matters involving the Company, shall notify the other Members of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. If the Members cannot agree unanimously on the appropriate forum, then the TMP shall choose the forum. If any Member intends to seek review of any court decision rendered as a result of a proceeding instituted under this Section 10.3, such Member shall first notify the other Members in writing of such intended action.

          (84) Any Member which enters into a settlement agreement with respect to any Company items, as defined by Section 6231(a)(3) of the Code, shall notify the other Members of such settlement agreement and its terms within 90 days from the date of settlement.

          (85) The TMP shall not engage on behalf of the Company any legal counsel, certified public accountants or other consultants or advisors without the prior approval of the other Members. Any Member may engage legal counsel, certified public accountants, or others in its own behalf at its sole cost and expense.

          (86) The provisions of this Section 10.3 shall survive the termination of the Company or the termination of any Member's Interest, and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company for any open tax year or years.

     X.4 Organizational Expenses. The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in
Section 709 of the Code.


     X.5 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                                   ARTICLE XI

                              TRANSFER OF INTERESTS

     XI.1   Transfer.

          (87) The term "transfer," when used in this Article XI with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange and any other disposition.

          (88) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
     Article XI. Any transfer or purported transfer of any Membership Interest not made in accordance with this Article XI shall be null and void.

     XI.2 Transfer to Affiliate. A Member may, after notice to the other Members, transfer all or any part of its Membership Interest to a Transferee Affiliate on such terms as such Member, in its sole discretion, shall determine; provided, however, that the Transferee Affiliate is managed by persons with experience and knowledge comparable to the officers of such Member. Such Transferee Affiliate shall be admitted to the Company as a Member as provided in Section 13.2.

     XI.3 Restrictions on Other Transfers. Subject to Section 11.4, a Member or permitted transferee of a Member shall not, directly or indirectly (including a transfer of stock or other interests), sell, assign, pledge or encumber or otherwise transfer its Membership Interest to another Person, other than a Transferee Affiliate ("Assignee"), without the prior express written consent of the other Member. If the Assignee is not already a Member, it will become a Member of the respective class in the Company entitled to all the rights and benefits under this Agreement only if the non-transferring Members consent to the assignment, which consent or approval may be withheld in the absolute discretion of such Members. An Assignee who is not a Member shall only be entitled to distributions to which the assignor would be entitled.

     XI.4   Right of First Refusal to Purchase Membership Interest.


          (89) Members' Right of First Refusal. At any time after four years from the date of this Agreement, if any Member (the "Offering Member") shall propose to sell its Membership Interest, it shall give the other Member (the "Purchasing Member") written notice of its intention, describing the price and terms upon which the Offering Member proposes to sell or otherwise transfer the same, with such price and terms supported by a written bona fide offer of a third party which is not an Affiliate of the Offering Member. The Purchasing Member shall then have 10 Business Days from the date of receipt of any such notice to agree by written notice to the Offering Member (the "Election Notice") to purchase such Membership Interest for the price and upon the terms specified in the notice by giving written notice to the Offering Member. Any sale to the Purchasing Member pursuant to an exercise of its right of first refusal under this Section
     11.4 shall be consummated within 20 Business Days following the 10 Business Day notice period referred to above in this Section 11.4.

          (90) Sale to Third Parties. To the extent the Purchasing Member fails to exercise in full the right of first refusal under this Section 11.4 within the 10 Business Day period provided in Section 11.4(a), the Offering Member shall have 90 days thereafter to sell the Membership Interest at the price and upon terms no more favorable to the purchasers of the Membership Interest than specified in the Offering Member's notice. In the event the Offering Member has not sold the Membership Interest within said 90 day period, the Offering Member shall not thereafter sell the Membership Interest without again first offering the Membership Interest in the manner provided in this Section 11.4.

                                   ARTICLE XII

                           PURCHASE RIGHTS OF PARTNERS


     XII.1 Permitted Sale of Project. In the event the Company receives a bona fide third party offer (the "Project Offer") to purchase the Project, RRI shall notify the other Member (the "Project Offer Notice") of the receipt of such Project Offer as soon as reasonably practical following the receipt of the Project Offer, which Project Offer Notice shall contain a copy of the Project Offer and a summary of the terms and conditions of the Project Offer. In the event that one Member (the "Accepting Member") desires to accept but the other Member (the "Nonaccepting Member") does not desire to accept the Project Offer, the Nonaccepting Member shall have the right, within ten (10) days of receipt of the Project Offer Notice, to purchase the Membership Interest of the Accepting Member. The Nonaccepting Member shall exercise such right by delivering to the Accepting Member a written notice (the "Project Purchase Notice") stating its intent to purchase the Membership Interest of the Accepting Member. The Accepting Member shall sell its Membership Interest to the Nonaccepting Member for the Purchase Price determined as set forth below. The price of the Membership Interest of the Accepting Member (the "Right of Refusal Purchase Price") shall be equal to the amount that the Accepting Member would receive from the Company if the Company was liquidated, the Project was sold for an amount of cash and other terms of payment equal to the purchase price for the Project set forth in the Project Offer, the deemed income, gain, loss and deduction resulting from such deemed sale was allocated in accordance with
Section 7.1(d) hereof and all of the Company's liabilities were satisfied and its remaining assets distributed to the Members in accordance with Section 14.3 of this Agreement. The closing of the sale of the Accepting Member's Membership Interest shall occur as provided in Section 12.2. If the Nonaccepting Member does not exercise its right to purchase the Membership Interest of the Accepting Member within the ten (10) day period following the receipt of the Project Offer Notice, RRI shall accept the Project Offer and endeavor in good faith to sell the Project to the third party in accordance with the terms of the Project Offer; provided, that if the purchase price for the Project is reduced by more than five percent (5%) or other terms of the purchase are materially changed, the Nonaccepting Member shall again have the right, within ten (10) days of receipt of notice of such reduced purchase price, to purchase the Membership Interest of the Accepting Member as provided herein.

     XII.2 Closing. The closing of a purchase of an Accepting Member's Membership Interest pursuant to Section 12.1 shall occur at a location in Texas or Wyoming designated by the Nonaccepting Member on a date within forty-five
(45) days following receipt of the Project Purchase Notice. At any closing referred to herein, the Nonaccepting Member shall pay to the Accepting Member the Right of Refusal Purchase Price and each party shall execute and deliver such appropriate and customary closing documents, including opinions of legal counsel, as the other party may reasonably request for the purpose of consummating the sale.

     XII.3 Project Failure. In the event the Pre-Development Phase is not completed in accordance with the material terms of the Development Plan ("Project Failure"), then JHSC may purchase the Membership Interest of RRI for a price equal to the then existing balance of RRI's Capital Account. Upon the occurrence of Project Failure, RRI shall promptly give written notice of such occurrence to JHSC. JHSC shall then have 10 Business Days from the date of receipt of any such notice (or 30 days from the date it was required to be given) to agree by written notice to RRI to purchase RRI's Membership Interest. Any sale to JHSC pursuant to this Section 12.3 shall be consummated within 20 Business Days following the 10 Business Day notice period referred to above in this Section 12.3. If JHSC elects not to purchase the Membership Interest of RRI, then the Company shall be dissolved pursuant to Article XIV hereof. Any dispute as to the occurrence of Project Failure shall be settled pursuant to the terms of Section 8.2 hereof.

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
     XII.4 Indemnification. Upon the closing of any purchase and sale of a Membership Interest pursuant to this Article XII, the purchasing Member shall execute an agreement pursuant to which such Member agrees to indemnify and hold harmless the selling Member from and against any and all claims, demands, charges, losses, damages, liabilities and obligations arising from the operation of the Company after the consummation of such purchase.

                                  ARTICLE XIII

                       ADMISSION AND WITHDRAWAL OF MEMBERS


     XIII.1 Admission of Members. On the Effective Date, RRI and JHSC shall become Members in the Company. A Person, other than an Affiliate of a Member, may become a new Member of the Company upon (i) receiving the consent of the then current Members to such admission and to the amount of the Capital Contribution to be made by such new Member, (ii) making the Capital Contribution to the Company and (iii) executing an addendum to this Agreement which by its terms (a) binds such new Member to the terms and conditions set forth herein,
(b) recites the Capital Contribution to be made by such new Member and (c) sets forth the Membership Interest to be received by such new Member in exchange for its Capital Contribution.

     XIII.2 Admission of Transferee Affiliate as Successor Member. A Transferee Affiliate shall be admitted to the Company as a Member, effective immediately prior to such transfer; provided that such transferee shall have furnished to the other Member acceptance, in form satisfactory to the other
Member, of all the terms and conditions of this Agreement and such other documents as the other Member shall reasonably request.

     XIII.3 Withdrawal of Members. Except following the transfer of its Membership Interest as provided in Article XII and the admission of such transferee as a Member pursuant to Section 13.1 or 13.2, a Member may not withdraw from the Company except with the approval of the other Members.

     XIII.4 Amendment of this Agreement. Following the admission to the Company of any successor or new Member, the Members shall take all steps necessary and appropriate to prepare and record or file, if necessary, as soon as practicable an amendment to this Agreement and other filings relating thereto.

                                   ARTICLE XIV

                           DISSOLUTION AND LIQUIDATION

     XIV.1   Dissolution. The Company shall be dissolved upon:

          (91) the expiration of its term as provided in Section 1.3;

          (92) Project Failure and no subsequent purchase of RRI's Membership Interest by JHSC;

          (93) the failure of the Company to obtain funding for the Loan by May 1, 1999, unless the Members agree to extend this time period; provided, however, that if the Company is unable to obtain the Loan and the Company determines to pursue any legal remedies available to it arising as a result thereof, the Company shall not be dissolved until the Company and any Member have exhausted all remedies available to them or the matter is otherwise resolved;

          (94) the sale or other disposition of all or substantially all of the Company's assets unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for such sale or other disposition, in which event the Company shall dissolve on the date the last of any such deferred payments is received by the Company;

          (95) the bankruptcy of a Member; or

          (96) any other event that, under the Delaware Act, is required to cause its dissolution.

     XIV.2 Bankruptcy. For purposes of Section 14.1, bankruptcy of a Member shall be deemed to have occurred when (i) it commences a voluntary proceeding, or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; (iii) it executes and delivers a general assignment for the benefit of its creditors;
(iv) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (i); (v) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties; (vi) any proceeding of the nature described in clause (i) has not been dismissed 120 days after the commencement thereof or
(vii) the appointment without its consent or acquiescence of a trustee, receiver or liquidator for it or for all or any substantial portion of its properties has not been vacated or stayed within 90 days of such appointment or is not vacated within 90 days after the expiration of any such stay.


     XIV.3 Liquidation. Upon dissolution of the Company, RRI, or if RRI has withdrawn or become bankrupt as defined in Section 14.2, JHSC or a Person or liquidating committee selected by JHSC, shall be the Liquidator. The Liquidator (if other than RRI) shall be entitled to receive such compensation for its services as may be approved by JHSC. The Liquidator shall agree not to resign without 15 days' prior written notice and may be removed at any time, with or without cause, by JHSC. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days be selected by JHSC. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator. Except as expressly provided in this Article XIV, the Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon RRI under the terms hereof (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out its duties and functions hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company. The Liquidator shall liquidate the assets of the Company, and shall apply and distribute the proceeds of such liquidation, unless otherwise required by mandatory provisions of applicable law, first, to the payment to creditors of the Company, including Members, in order of priority provided by law and then, following the allocation of Company income gain, loss and deduction as provided in Section 7.1, to the Members, in proportion to and to the extent of the positive balances in their respective Capital Accounts as adjusted to reflect the allocations provided in Section 7.1; provided that the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in such amount determined by the Liquidator to be appropriate.

     XIV.4 No Distribution in Kind. Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if on dissolution of the Company the Liquidator determines that an immediate sale of part or all of the assets of the Company would be impractical or would cause undue loss to the Members, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company, including the Loan, but shall not, under any circumstances, make any distributions in kind, other than cash or cash equivalents, to the Members unless agreed to in writing by all Members. Notwithstanding the foregoing, the Company shall not be terminated until all assets are reduced to cash or cash equivalents and such cash or cash equivalents are distributed to the Members.

     XIV.5 Termination of Company. Upon the completion of the distribution of Company property as provided in Section 14.3, the Company shall be terminated, and the Liquidator (and the other Member if necessary) shall take such other actions as may be necessary or advisable to terminate the Company.

     XIV.6 Return of Capital. No Member shall be personally liable for the return of the Capital Contributions of the other Member, or any portion thereof. Any such return shall be made solely from Company assets.

                                   ARTICLE XV

                           AMENDMENT OF THIS AGREEMENT

  This Agreement may not be amended without the Approval of all of the Members.

                                   ARTICLE XVI


                               GENERAL PROVISIONS

     XVI.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by United States registered or certified mail, return receipt requested, or by private delivery service where a receipt for delivery is signed by a representative of the recipient to the Member at the address described below. Notices and other communications provided for herein shall be in writing and shall be delivered or sent as hereinabove provided to the parties at the following addresses:

         If to RRI:

         Raintree Resorts International, Inc.
         10000 Memorial Drive, Suite 480
         Houston, Texas  77024
         Attn:    Robert L. Brewton

         with a copy to:

         Robert V. Jewell
         Andrews & Kurth L.L.P.
         4200 Chase Tower
         600 Travis
         Houston, Texas   77002

         If to JHSC:

         Jackson Hole Ski Corporation
         P. O. Box 290
         Teton Village, Wyoming 83025
         Attn:    Peter Forsch

         with a copy to:

         Jesse Heath
         Holland & Hart LLP
         P.O. Box 8749
         555 17th Street, Suite 3200
         Denver, Colorado 80201-8749

A Member may at any time or from time to time designate, by notice to the other Member, another address within the United States in lieu of the address specified herein or in any previous designation pursuant to this sentence. Any notice to the Company shall be deemed given if received by RRI at the principal office of the Company.

     XVI.2 Titles and Captions. All article or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to articles and sections of this Agreement.

     XVI.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     XVI.4 Construction of Term "Includes." The term "includes" and its derivatives means "includes, but is not limited to,"and corresponding derivative expressions.

     XVI.5 Exhibits. All exhibits attached hereto or referenced herein are expressly incorporated herein and made a part of this Agreement; provided, however, that if there is any conflict or inconsistency between the body of this Agreement and any such exhibit, the provisions of the body of this Agreement shall prevail.

     XVI.6   Further   Action.   The  parties  shall  execute  and  deliver  all
documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     XVI.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     XVI.8 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     XVI.9 Creditors. Except as otherwise specifically provided herein or in any other agreement making a reference to this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     XVI.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     XVI.11 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

     XVI.12 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     XVI.13 Invalidity of Provisions. If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     XVI.14 Nature of Company Interest. The Membership Interest of each Member shall be personal property for all purposes.

     XVI.15 Waiver of Partition. Each Member hereby waives any rights to partition of the Company property.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 3rd day of November, 1998.

                    RAINTREE RESORTS INTERNATIONAL, INC.



                    By:      /s/ Robert L. Brewton
                    Name:    Robert L. Brewton
                    Title:   Executive Vice President - Chief Investment Officer

                    JHSC PROPERTIES, INC.


                    By:      /s/ Jerry Blann
                    Name:    Jerry Blann
                    Title:   President